Gulf Resources, Inc. Appoints New Independent Director

  Brings expertise in building global brands and managing marketing divisions, in addition to corporate governance

LOS ANGELES and SHENZHEN, China, October, 30, 2007 -- Gulf Resources, Inc. (the "Company") (OTC Bulletin Board: GUFR - News) a leading producer of Bromine in China, today announced the appointment of Mr. Richard E. Khaleel as an independent board member who will also serve on the Company's Audit Committee.

Mr. Khaleel's career includes extensive experience as a chief marketing executive. Most recently from 2004-2007, Richard served as Executive Vice President & Chief Marketing Officer for The Bank of New York, where he helped create and implement programs that significantly grew its institutional asset servicing, wealth management, and asset management businesses. From 1996-2004, Mr. Khaleel was Chief Creative Marketing Officer at Alliance Bernstein LP, where he led development and execution of marketing programs as the firm grew from $150 billion to $500 billion in assets under management. Prior to joining Alliance in 1996, he was vice president of marketing at CNBC, where he successfully re-launched the channel as the market leader for business news and information. In addition, he served as president of the software division of Scholastic, Inc. and has held senior positions at leading advertising agencies managing global financial services and consumer products clients. He received a degree in Political Science from Princeton and an M.B.A in Finance from New York University.

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through two wholly-owned subsidiaries: SCHC which is engaged in manufacturing and trading Bromine and Crude Salt in China. Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture, and SYCI which manufactures chemical products utilized in oil & gas field explorations and as papermaking chemical agents. For more information, please visit http://www.gulfresourcesco.com .

Safe Harbor Statement

Certain statements in this news release may contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission.

For more information, please contact:

Company:

Gulf Resources, Inc.
Ethan Chuang
Tel: +1-714-858-1147
Email: Ethan@gulfresourcesco.com

Investors:

Matt Hayden
HC International, Inc.
Tel: +1-858-704-5065
Email: matt@haydenir.com